UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2006

NUCOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-4119	13-1860817
(Commission File Number)	(IRS Employer Identification No.)

2100 Rexford Road, Charlotte, North Carolina	28211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 366-7000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On March 12, 2001, Nucor Corporation (the “Company”) issued one preferred share purchase right (a “Right”) with respect to each outstanding share of common stock, $0.40 par value per share (the “Common Shares”), of the Company. The rights were issued to the holders of record of Common Shares on that date. Each Right entitles the registered holder to purchase from the Company one five-thousandth of a share of Series A Junior Participating Preferred Stock, $4.00 par value (the “Preferred Shares”), of the Company at a price of $150.00 per one five-thousandth of a Preferred Share (the “Purchase Price”), subject to adjustment in certain specified circumstances. Following the stock spilt effected by the Company on October 18, 2004, the Purchase Price was automatically adjusted to $75.00. The description and terms of the Rights are set forth in a Rights Agreement (the “Rights Agreement”), dated as of March 8, 2001, between the Company and American Stock Transfer & Trust Co., as Rights Agent (the “Rights Agent”).

On May 11, 2006, the board of directors of the Company approved a 2-for-1 stock split that will be effected by issuing one additional Common Share for each Common Share held by stockholders of record on May 19, 2006. The additional Common Shares will be distributed on or about May 31, 2006. Absent further action by the board of directors, the Purchase Price would be automatically reduced to $37.50 as a result of the stock split. Accordingly, in order to offset the effect of the stock splits and to reflect the increase in the market value of the Common Shares since adoption of the Rights Agreement, the board of directors also authorized the officers of the Company and directed the Rights Agent to amend the Rights Plan before the stock split to fix the Purchase Price under the Rights Plan at $300. Following the record date for the 2-for-1 stock split of May 19, 2006, the Purchase Price will be automatically reduced to $150.

Item 3.03. Material Modification to Rights of Security Holders

The disclosure contained in Item 1.01 of this report is incorporated herein by reference.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUCOR CORPORATION

By:	/s/ Terry S. Lisenby
Terry S. Lisenby
Chief Financial Officer, Treasurer and Executive Vice President

Dated: May 17, 2006

3